Exhibit (a)(5)(H)

FOR IMMEDIATE RELEASE
Media Contact Information:	Investor Contact Information:
Sandy Pound	Rafael Tejada
Phone: 781-622-1223	Phone: 781-622-1356
E-mail: sandy.pound@thermofisher.com	E-mail: rafael.tejada@thermofisher.com
Website: www.thermofisher.com
Thermo Fisher Scientific Commences Tender Offer for All Outstanding Common Shares and ADSs
of Olink
Shareholders to Receive $26.00 per Common Share and ADS in Cash
WALTHAM, Mass. & UPPSALA, Sweden – October 31, 2023 – Thermo Fisher Scientific Inc. (NYSE: TMO) (“Thermo Fisher”), the world leader in serving science, and Olink Holding AB (publ) (“Olink”) (Nasdaq: OLK), a leading provider of next-generation proteomics solutions, today announced that Thermo Fisher has commenced the previously announced tender offer (the “Offer”) through a direct, wholly owned subsidiary of Thermo Fisher (the “Buyer”) to acquire all of the outstanding common shares and all of the outstanding American Depositary Shares (“ADSs”) of Olink for $26.00 per common share and per ADS, in cash.
The Offer and withdrawal rights will expire at 6:00 p.m., New York time, on November 30, 2023, unless the Offer is extended or earlier terminated. The Offer is subject to customary closing conditions, including receipt of applicable regulatory approvals and a minimum tender condition. The conditions to the Offer are set forth in their entirety in the Offer to Purchase, the ADS letter of transmittal and the acceptance form for shares (including the instructions attached thereto), which Thermo Fisher has filed today with the U.S. Securities and Exchange Commission (the “SEC”).
After careful consideration, the board of directors of Olink has recommended that Olink shareholders accept the Offer and tender their common shares and ADSs to the Buyer pursuant to the Offer.
As part of the transaction, Summa Equity AB, Olink’s largest shareholder, and additional Olink shareholders and management, in aggregate holding approximately 66% of Olink’s shares, have entered into support agreements agreeing to tender into the tender offer.
Requests for copies of the Offer to Purchase, the ADS letter of transmittal and the acceptance form for shares (including the instructions attached thereto) and other tender offer materials may be directed to the call service of Georgeson LLC at +1-866-821-2550 (U.S. toll-free), +1-781-222-0033 (outside U.S. & Canada) or +46-846-007-389 (Sweden), or via email at olink@georgeson.com. A copy of these documents may be obtained at the website maintained by the SEC at www.sec.gov.
About Thermo Fisher Scientific
Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue over $40 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, increasing productivity in their laboratories, improving patient health through diagnostics or the development and manufacture of life-changing therapies, we are here to support them. Our global team delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services, Patheon and PPD. For more information, please visit www.thermofisher.com.
About Olink
Olink Holding AB (publ)(Nasdaq:OLK) is a company dedicated to accelerating proteomics together with the scientific community, across multiple disease areas to enable new discoveries and improve the lives of patients. Olink provides a platform of products and services which are deployed across major pharmaceutical companies and leading clinical and academic institutions to deepen the understanding of real-time human biology and drive 21st century healthcare through actionable and impactful science. The Company was founded in 2016 and is well established across Europe, North America and Asia. Olink is headquartered in Uppsala, Sweden.
Forward-looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed acquisition, may not materialize as expected; the proposed acquisition not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed acquisition; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings”, and in any subsequent documents Thermo Fisher files or furnishes with the SEC, and in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, https://investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Thermo Fisher or Olink may elect to update forward-looking statements at some point in the future, Thermo Fisher and Olink specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Olink’s views as of any date subsequent to today.
Additional Information and Where to Find It
This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares or American Depositary Shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or the Buyer has filed with the SEC. The terms and conditions of the tender offer are published in, and the offer to purchase common shares and American Depositary Shares of Olink is made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and the Buyer and is filed with the SEC in a tender offer statement on Schedule TO. In addition, Olink has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.
THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A ADS LETTER OF TRANSMITTAL, ACCEPTANCE FORM FOR SHARES AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.
The tender offer materials, including the offer to purchase, the related ADS letter of transmittal and acceptance form for shares and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC's website at www.sec.gov, at Olink’s website https://investors.olink.com/investor-relations, at Thermo Fisher's website at www.thermofisher.com or by contacting Thermo Fisher's investor relations department at 781-622-1111. In addition, Thermo Fisher's tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.
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